SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement   [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          The Chalone Wine Group, Ltd.
        ----------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

        -----------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required

     [ ] Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(4)  and
0-11.

         (1) Title of each class of  securities  to which  transaction  applies:

             -----------------------------------------------

         (2) Aggregate  number  of  securities  to which  transaction  applies:

             -----------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -----------------------------------------------

         (4) Proposed maximum aggregate value of the transaction:

             -----------------------------------------------

         (5) Total fee paid:

             -----------------------------------------------

     [ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

             -----------------------------------------------

         (2) Form, Schedule or Registration Statement No.:

             -----------------------------------------------

         (3) Filing Party:

             -----------------------------------------------

         (4) Date Filed:

             -----------------------------------------------

                      ====================================
                                     CHALONE
                                   Wine Group
                      ====================================


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                          THE CHALONE WINE GROUP, LTD.

                          To be held on August 26, 1999


TO ALL SHAREHOLDERS:

         It is with great pleasure that we invite you to the Annual Meeting of Shareholders of The Chalone Wine Group, Ltd., which will be held at 2:00 p.m., Pacific time, on Thursday, August 26, 1999, at the Company's executive offices, 621 Airpark Road, Napa, California, for the following purposes:

         1.    Election of directors for the ensuing year.

         2. Approval of the Indemnification Agreements to be entered into by and among the Company and its directors and certain of its officers, employees and other agents.

         3. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending March 31, 2000.

         4. Consideration and action on any other matter properly brought before the meeting.

         Shareholders of record as of the close of business on June 29, 1999, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

         You are requested to date, complete and sign the enclosed proxy, which is solicited by the Company's Board, and to return it promptly in the envelope provided. Even if you return this proxy, and you later decide to attend the Annual Meeting, you may vote your shares in person by completing a ballot or proxy at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ W. Philip Woodward

                                          W. Philip Woodward
                                          Chairman of the Board


Napa, California
July 6, 1999



YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

                      ====================================
                                     CHALONE
                                   Wine Group
                      ====================================

      Acacia Winery Canoe Ridge Vineyard Carmenet Vineyard Chalone Vineyard
           Edna Valley Vineyard Chateau Duhart-Milon Echelon Vineyards

                                 PROXY STATEMENT

     ----------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 August 26, 1999

     ----------------------------------------------------------------------


                     INFORMATION CONCERNING THE SOLICITATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of The Chalone Wine Group, Ltd., a California corporation (the "Company"), for use at the 1999 Annual Meeting of Shareholders of the Company, to be held at 2:00 p.m., Pacific time, on Thursday, August 26, 1999, at the Company's executive offices, 621 Airpark Road, Napa, California and any adjournments thereof (the "Meeting").

         Only holders of the Company's common stock (the "Common Stock") of record as of the close of business on June 29, 1999, the record date fixed by the Board, will be entitled to notice of, and to vote at, the Meeting. As of the record date, 9,452,276 shares of Common Stock were issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share held of record by them on each proposal submitted to a vote at the Meeting except that, for the election of directors, upon request made prior to the commencement of voting, each shareholder will be accorded cumulative voting rights, under which he or she will be entitled to as many votes as equals the number of shares held, multiplied by the number of directorship positions to be filled (11), all of which may be cast for a single candidate or distributed among any or all candidates in such proportions as each shareholder sees fit. Shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy has the right to revoke that proxy by (i) filing a later-dated proxy or a written notice of revocation with the Secretary of the Company at the address set forth above at any time before it is exercised, or (ii) voting in person at the Meeting.

         The Company's Secretary and Chairman were appointed by the Board as the persons to receive and vote the proxies at the Meeting. All properly executed proxies returned in time to be counted at the Meeting will be voted as stated below under "Voting Procedures." Any shareholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board by so marking the proxy in the space provided thereon. Where a choice has been specified on the proxy with respect to the foregoing matters, including the election of directors, the shares represented by the proxy will be voted in accordance with the choice specified. If no choice is specified, the proxy will be voted as follows:

         Proxy Item No. 1. FOR election of management's proposed slate of directors, as set forth herein.

         Proxy Item No. 2. FOR approval of the Indemnification Agreements to be entered into by and among the Company and its directors and certain of its officers, employees and other agents.

         Proxy Item No. 3. FOR ratification of the appointment of Deloitte & Touche, LLP, as the Company's independent certified public accountant for the fiscal year ending March 31, 2000.

         The Board knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, including any proposal to adjourn the Meeting, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

         An Annual Report to Shareholders on Form 10-K, containing financial statements for the fiscal year ended March 31, 1999, was mailed previously to all shareholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to shareholders on or about July 6, 1999.

                                VOTING PROCEDURES

         The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions, including broker non-votes, are counted as present for purposes of determining the presence or absence of a quorum for the Meeting.

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting as specified in such proxies. The eleven director-nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Meeting will be elected as directors.

         For all other matters being submitted to shareholders at the Meeting, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval.

                              ELECTION OF DIRECTORS
                               (Proxy Item No. 1)

         At a regular  meeting  of the Board,  the Board  amended  Article  III,
Section 3.2 of the Bylaws of this Corporation to increase the size of the Board to eleven (11) directors. Management is proposing and supports re-election of all eleven of the nominees named herein. Three (3) nominees, Messrs. Istel, de Rothschild and Salin, have been designated by Les Domaines Barons de Rothschild (Lafite) ("DBR"), and two (2) nominees, Messrs. Hojel and Plant, have been designated by SFI Intermediate, Ltd. ("SFI"), pursuant to the terms of a voting agreement between the Company, DBR, SFI and W. Philip Woodward, as more fully described below under the caption "Voting Agreement."

         All of the nominees for election are currently members of the Company's Board. Dr. Cristina Banks was appointed by the Board on January 11, 1999 in accordance with the Bylaws and will be standing for election for the first time.

         At the Meeting, directors will be elected to serve until the 2000 Annual Meeting or until their successors have been duly elected and qualified. Each nominee has consented to be named in this proxy statement and has consented to serve as a director if so elected and qualified. The Company has no reason to believe that any of the nominees will not be available to serve; if, however, any nominee should for any reason become unable or unwilling to serve, the Board may vote to fix the number of directors at a lesser number, but not less than seven (7), or direct that the shares represented by proxies received by the Company be voted for the election of such person as the Board may recommend, in place of the unavailable nominee.

Director-Nominees

         W. Philip Woodward. Age 60. Mr. Woodward is a co-founder of the Company and has been a director of the Company since 1972. He has been its chairman since August 1997, and is a member of the Board's Operating Committee. Mr. Woodward served as Vice President and Chief Financial Officer from 1972 to 1983. In 1974, he became the Company's Chief Executive Officer, a position he held until July 1998. Mr. Woodward is a director of DBR, the Northern Trust Bank of California, Hog Island Oyster Company, the Wine Institute and the American
Vintners'  Association.  He  also  serves  as  president  of  The  Chalone  Wine
Foundation, and president and a director of the Marin Theater Company. Mr. Woodward is a member of the compensation committees of the boards of Hog Island Oyster Company and The Marin Theater Company.

         Thomas B. Selfridge. Age 55. Mr. Selfridge joined the Company as President on January 1, 1999 and was appointed the Company's Chief Executive Officer as of July 1, 1998. He has been a director of the Company since May 1998 and is a member of the Board's Operating Committee. Mr. Selfridge is a director of Edna Valley

Vineyard and Canoe Ridge Winery. Before joining the Company, Mr. Selfridge was Executive Vice President of Kendall-Jackson Winery, Ltd.

         Cristina G. Banks. Age 46. Dr. Banks was appointed to the Company's Board in January 1999 and is a member of the Board's Compensation Committee. She is a principal and co-owner of Terranova Consulting Group, a full service management consulting firm which was organized in 1996. Since 1985, Dr. Banks has served as a senior lecturer at the University of California's Walter A. Haas School of Business in Berkeley, California. Until March 1999, Dr. Banks also was a director of Whole Foods Market, Inc.

         Mark A. Hojel. Age 30. Mr. Hojel has been a director of the Company since 1995, and is a member of the Board's Operating and Audit Committees. Since 1996, Mr. Hojel has been President of Monte Xanic, a premium winery located in Mexico City, Mexico. Mr. Hojel holds a Master's Degree in Business Administration from the Anderson School at the University of California at Los Angeles and was employed as an Industrial Engineer at PGI International of Mexico City, Mexico, from January of 1992 through August of 1994.

         Yves-Andre Istel. Age 63. Mr. Istel has been a director of the Company since 1995 and is a member of the Board's Audit Committee. From 1993 to 1997, Mr. Istel was Vice Chairman of Rothschild Inc. He is Vice Chairman of Rothschild Europe, B.V., and Director of Rothschild et Cie. Banque, Paris, France, Compagnie Financiere Richemont and Valeo SA.

         C. Richard Kramlich. Age 64. Mr. Kramlich has been a director of the Company since 1990, and is a member of the Board's Compensation Committee. He was a director of Carmenet Vineyard, Inc. from its inception until its merger into the Company in 1984. Between 1984 and 1990, he served as an advisor to the Board. Since 1978, Mr. Kramlich has been General Partner of New Enterprise Associates, a San Francisco-based venture capital firm. He also is a director of Ascend Communications, Inc., Macromedia Corp., Silicon Graphics, Inc., Syquest Technology, Inc. and Com 21. Previously, he has served as a director of Graphix Zone, Lumisys, Inc. and Neopath, Inc.

         William G. Myers. Age 72. Mr. Myers has been a director of the Company since 1996, and is a member of the Board's Audit Committee. Since 1962, Mr. Myers has been Chief Executive Officer of Ojai Ranch and Investment Company, Inc. Mr. Myers currently serves as a director of Security Capital Industrial Trust; Security Capital Pacific Trust; S.E.E. International; The Library of Congress, James Madison Council; California Historical Society Foundation; The H.C. and R.C. Merritt Trust; Santa Barbara Botanical Garden; The Nature Conservancy; and St. Joseph's Health & Retirement Center Foundation. Mr. Myers has served as a director in the past for Idetek, Inc., Bank of A. Levy, Bradley Real Estate Investment Trust, Oregon Shakespeare Festival and Santa Barbara Museum of Art. Mr. Myers is a member of the compensation committees of the boards of Security Capital Industrial Trust and Security Capital Pacific Trust.

         James H. Niven. Age 56. Mr. Niven has been a director of the Company since 1993 and is a member of the Board's Audit Committee. Since 1989, Mr. Niven has been President of Paragon Vineyard Co., Inc., the Company's partner in the Edna Valley Vineyard Joint Venture (the "Edna Valley Joint Venture"). Mr. Niven also is a partner in Niven & Smith, a San Francisco law firm specializing in real estate matters.

         Phillip M. Plant. Age 53. Mr. Plant has been a director of the Company since 1996, and is a member of the Board's Compensation Committee. Since October 1998, Mr. Plant has been a partner in the firm of Herndon Plant Oakley, Ltd. Previously, he was Senior Vice-President, Investment Counsel of Dain Rauscher Corp. (formerly Rauscher, Pierce, Refsnes, Inc.). Mr. Plant also serves as an advisory director of the American National Bank, Corpus Christi, Texas, and as a director of Plymouth Mortgage Investments and Rauscher, Pierce & Clark, London, England.

         Christophe Salin. Age 44. Mr. Salin has been a director of the Company since 1991, is chairman of the Board's Operating Committee and a member of the Board's Compensation Committee. Since 1990, he has been President and a director of DBR, which he joined in 1985. Mr. Salin also is chairman of Les Domaines Barons de Rothschild (Lafite) Distribution, and of Societe de Gestion et d'Assistance Viticole. He serves as a director of Chateau Rieussec, Societe Financiere Viticole, Les Domaines Barons de Rothschild Development, Vina Los Vascos, Quinta de Carmo, La Viticole de Participation and other affiliates of DBR.

         Eric de Rothschild. Age 58. Baron Eric de Rothschild has been a director of the Company since 1989. Since 1982, he has been a Managing Partner of DBR. Baron de Rothschild also is chairman of Paris-Orleans, S.A., a publicly held French company which is one of DBR's major shareholders; chairman of Francarep, a subsidiary of Paris-Orleans, S.A.; and a Managing Partner of
Chateau  Lafite-Rothschild,   a  shareholder  of  DBR.  In  addition,

Baron de Rothschild is a partner of Rothschild & Cie. Banque, Paris, France; chairman of Rothschild Asset Management; and a director of N.M. Rothschild & Sons, London; J.I.B.; and Rothschild Continuation.

                        THE BOARD OF DIRECTORS RECOMMENDS
                       A VOTE "FOR" MANAGEMENT'S NOMINEES

Other Executive Officers

         The information required by this Item is included in Part I of the Company's Annual Report filed under the caption "Executive Officers of the Registrant" on Form 10-K.

Committees

         Following two of its meetings during the year ended March 31, 1999, the Company's former Executive Committee, consisting of Messrs. Woodward, de Rothschild, Salin, Plant and Myers, was disbanded and replaced by two new committees of the Board: the Operating Committee and the Compensation Committee.

         Operating Committee. The Operating Committee consists of Messrs. Woodward, Salin, Hojel and Selfridge. The Committee met once during the year ended March 31, 1999.

         Audit Committee. The Audit Committee, comprised of Messrs. Hojel, Niven, Myers and Istel, concerns itself with the Company's internal accounting controls as well as meeting and conferring with the Company's certified public accountants and reviewing the results of their audit engagement. The Audit Committee typically meets once annually in conjunction with the Company's annual audit, including in 1999, with Mssrs. Niven and Hojel in attendance.


Board Meetings and Compensation

         The Company's Board met four times during the year ended March 31, 1999. Each director attended at least 75% of the aggregate of those meetings, with the exception of Messrs. de Rothschild and Istel.

         Each director who is not an employee of the Company is compensated on the basis of $500 per year plus $100 for each Board meeting attended and receives reimbursement of extraordinary travel costs to attend meetings. No additional compensation is or has been paid for committee participation or special assignments.

         Non-employee directors also receive quarterly grants of options to purchase the Company's stock, pursuant to the Company's Non-Discretionary Stock Option Plan. During 1999, the nine non-employee directors received options covering a total of 4,310 shares. The exercise price in each instance was the market value of the stock on the date of grant. The weighted average per-share exercise price of all such options is $9.95.

Shareholding Information as to Directors, Director Nominees and Management

         The following table sets forth information as of March 31, 1999 respecting the beneficial ownership of the Common Stock, the Company's only class of voting securities, by (i) all persons known by the Company to own more than five percent of the Common Stock, (ii) each director, director-nominee, and the executive officers named below under "Executive Compensation-- Summary Compensation Table," and (iii) all directors and executive officers as a group.

         Except as may be noted in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


      Beneficial Owner(1)         Shares Beneficially Owned(2)  Percent of Class
      -------------------         ----------------------------  ----------------

Les Domaines Barons de Rothschild           4,529,431                  43.2%
(Lafite)(3)
    33 rue de la Baume
    75008 Paris, France

The Hojel Family(4)                         1,603,519                  16.2%
    c/o Phillip Plant
    Herndon Plant Oakley, Ltd.
    One Shoreline Plaza
    Suite 2200, North Tower
    Corpus Christi, TX 78401-3700

W. Philip Woodward(5)                         563,127                   5.9%
   621 Airpark Road
   Napa, CA 94558-6272

William G. Myers(6)                           394,426                   4.1%

------------

1 Pursuant to Item 403(a) of Regulation S-K, addresses are provided only for beneficial owners of more than 5% of the Company's common stock.

2 Shares of common stock subject to stock options exercisable within 60 days from June 15, 1999 are deemed outstanding for computing the percentage of the class of securities owned by the person or group holding such securities.

3 Includes 416,667 shares issuable upon exercise of warrants and 624,476 shares issuable upon conversion of $5 million principal amount of the Company's 5% Convertible Subordinated Debentures due April 18, 1999.

4 Includes the following: 416,667 shares issuable upon exercise of warrants and 845,238 shares of Common Stock owned by Hook Financial, Inc.; 285,714 shares of Common Stock owned by SFI Intermediate; 56,770 shares of Common Stock owned by CH Holding Company, Ltd.; 56,770 shares issuable upon conversion of $5 million principal amount of the Company's 5% Convertible Subordinated Debentures due April 18, 1999; and, 6,956 shares issuable upon exercise of stock options which are vested or will vest within the next 60 days. SFI Intermediate Ltd. is a Texas limited partnership of which GHA 1 Holdings, Inc. is the general partner. Phyllis S. Hojel, mother of Mark A. Hojel, is the sole stockholder and director of GHA 1 Holdings, Inc. Mrs. Hojel, GHA 1 Holdings, Inc. and SFI Intermediate Ltd. share voting power and the power to dispose or direct the disposition of such shares. Excludes the holdings of Mark A. Hojel set forth elsewhere herein.

5 Includes 1,073 shares held by Mr. Woodward's wife as to all of which Mr. Woodward disclaims beneficial ownership. Includes 20,800 shares held by trusts of which Mr. Woodward is the beneficiary, and 132,000 shares issuable on exercise of options which are vested or will vest within the next 60 days.

6 Includes 56,770 shares issuable upon conversion of the Company's 5% Convertible Subordinated Debentures due April 18, 1999 owned by Ojai Ranch and Investment Co.; and, 6,299 shares issuable to Mr. Myers on exercise of options which are vested or will vest within the next 60 days.

      Beneficial Owner(1)         Shares Beneficially Owned(2)  Percent of Class
      -------------------         ----------------------------  ----------------
Thomas B. Selfridge(7)                      56,250                       *

C. Richard Kramlich(8)                      45,286                       *

Robert B. Farver(9)                         54,336                       *

Christophe Salin(10)                        44,780                       *

Eric de Rothschild(11)                      17,160                       *

James H. Niven(12)                          24,390                       *

Mark A. Hojel(13)                           11,160                       *

Phillip M. Plant(14)                        10,750                       *

Yves-Andre Istel(15)                        10,160                       *

Christina A. Banks(16)                         870                       *

All directors, director-nominees and     1,232,695                   12.5%
executive officers as a group (12
persons)

* Less than 1% beneficial ownership

-----------------

7 Includes 56,250 shares issuable to Mr. Selfridge on exercise of options which are vested or will vest within the next 60 days.

8 Includes 22,946 shares issuable to Mr. Kramlich on exercise of options which are vested or will vest within the next 60 days.

9 Includes 31,500 shares issuable to Mr. Farver on exercise of options which are vested or will vest within the next 60 days.

10 Consists of 42,426 shares issuable on exercise of options which are vested or will vest within the next 60 days. Excludes shares held and acquirable by DBR, of which Mr. Salin is President, which holdings are set forth separately above, and as to which Mr. Salin disclaims beneficial ownership.

11 Consists of 14,546 shares issuable on exercise of options which are vested or will vest within the next 60 days. Excludes shares held and acquirable by DBR, of which Baron de Rothschild is Managing Partner, which holdings are set forth separately above, and as to which he disclaims beneficial ownership.

12 Consists of 12,066 shares issuable on exercise of options which are vested or will vest within the next 60 days. Excludes 10,000 shares held by Paragon Vineyard Co., Inc., of which Mr. Niven is President, as to which Mr. Niven disclaims beneficial ownership.

13 Includes 7,617 shares issuable to Mr. Hojel on exercise of options which are vested or will vest within the next 60 days. Excludes shares held and acquirable by SFI as set forth above, as to which Mr. Hojel disclaims beneficial ownership.

14 Includes 300 shares owned by Mr. Plant's family members as to which Mr. Plant disclaims beneficial ownership. Includes 6,847 shares issuable to Mr. Plant on the exercise of options which are vested or will vest within the next 60 days.

15 Includes 7,546 shares issuable to Mr. Istel on exercise of options which are vested or will vest within the next 60 days.

16 Includes 870 shares issuable to Dr. Banks upon exercise of options which are vested or will vest within the next 60 days.

Voting Agreement

         In 1995, DBR, SFI and Mr. Woodward entered into a voting agreement which provides that they will vote their shares (and use their best efforts to have certain others vote their shares) for the other signatories' designees to the Company's Board, including the nomination of such designees for directorship positions. The agreement provides for a signatory's right to designate one or more nominees, according to the percentage of total shares outstanding then held by the particular signatory, as follows: 26% or greater, three designees; 12%-26%, two designees; and 5%-12%, one designee. The agreement has a five (5) year term and supersedes a prior 1993 voting agreement among the parties and certain other directors and officers of the Company.

                             EXECUTIVE COMPENSATION

         The following Table sets forth for the calendar year ending December 31, 1996 and the fiscal years ending March 31, 1998 and March 31, 1999, a summary of compensation awarded to, earned by, or paid to, the Company's Chief Executive Officer and each of the Company's two other most highly compensated executive officers who were serving as of March 31, 1999 (the "Named Executive Officers").

                                            Summary Compensation Table
---------------------------------------------------------------------------------------------------------------------
                                                     Annual Compensation                  Long-Term Compensation
---------------------------------------------------------------------------------------------------------------------
                                                                                              Securities
                                                                         Other                  Under-
                                                                         Annual     Restricted  lying
                                 Fiscal                                 Compen-       Stock     Options/       LTIP
     Name And Principal           Year        Salary        Bonus        sation       Award       SARs        Payouts
           Position               ($)          ($)         ($) 2/         ($) 3/        ($)       (#) 4/        ($)

Thomas B. Selfridge 1/           1999        199,500            -              -          -            -          -
Chief Executive Officer          1998         48,750        12,188             -          -      150,000          -

W. Philip Woodward               1999        116,058             -         3,600          -       25,000          -
                                 1998        155,000        48,825         4,750          -            -          -
                                 1996        143,333        35,000         3,600          -            -          -


Robert B. Farver 5/              1999        105,808             -        13,761          -       15,000          -
Vice President, Sales and        1998        100,417        75,713         4,750          -            -          -
Distribution                     1996         94,583        72,000         4,750          -       10,000          -

---------------------------

1 Mr. Selfridge joined the Company on January 1, 1998 at a base salary of $195,000 per annum.

2 Annual bonuses were paid to eligible employees on February 28, 1997 for the calendar year ending December 31, 1996, and on May 30, 1998 for the fiscal year ending March 31, 1998. Bonuses to each of the Named Executive Officers for the fiscal year ended March 31, 1999 were approved at a regular meeting of the Board's compensation committee on May 20, 1999, and paid during June, 1999 as follows: Mr. Selfridge, $60,000; Mr. Woodward, $37,500; Mr. Farver, $67,000.

3 Company contributions under The Chalone Wine Group, Ltd. Profit Sharing 401(k) Plan.

4 All of the options were incentive stock options, granted pursuant to the Company's 1987 and 1997 Stock Option Plans.

5. Other Annual Compensation includes $7,180 for the lease of a Company automobile, $5,000 in contributions under The Chalone Wine Group, Ltd. Profit Sharing 401(k) Plan, and a discount of $1,581 from the fair market value for shares purchased under the Company's Employee Stock Purchase Plan.

Option Grants In Fiscal Year 1999

         The following table sets forth certain information regarding options granted during the fiscal year ended March 31, 1999 to the Company's Named
Executive Officers:

                                     Individual Grants
------------------------------------------------------------------------------------------     Potential Realizable
                                             Percentage Of                                       Value at Assumed
                              Number Of         Total                                        Annual Rates of Stock
                              Securities      Options/SARs                                    Price Appreciation For
                              Underlying      Granted to        Exercise                           Option Term (1)
                              Option/SARs     Employees           or          Expiration           -----------
           Name               Granted(#)    In Fiscal Year     Base Price        Date             5%           10%
           ----               ----------    --------------     ----------        ----             --           ---
Thomas B. Selfridge               -                -               -              -              -             -

W. Philip Woodward              25,000           17.2%          $11.625        05/14/08       $182,773      $463,181

Robert B. Farver                15,000           10.3%          $11.625        05/14/08       $109,664      $277,909

----------------------------

1. Potential realizable value is calculated based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant of the option until the end of the option term (10 years). The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, will depend on the future performance of the Company, overall market conditions and the continued employment of the executive officer during the applicable vesting period.

Aggregate Option Exercises in Fiscal 1999 and Fiscal Year-End Value of Unexercised Options

         The following table sets forth  information  regarding each exercise of stock  options  during the fiscal year ended March 31, 1999,  and the number and value of unexercised  stock options held by each Named  Executive  Officer as of the same  date.  The  closing  price of the Common  Stock on March 31,  1999 was
$7.875 per share based on the Nasdaq closing price.
                                                                         Number of
                                                                         Securities
                                                                    Underlying Unexercised     Value of Unexercised
                                                                         Options/SARs        In-The-Money Options/SARs
                                                                      at Fiscal Year-End        at Fiscal Year-End
                                                       Value                  (#)                       ($)
                              Shares Acquired       Net Realized         Exercisable/              Exercisable/
           Name               on Exercise (#)           ($)              Unexercisable             Unexercisable
           ----               ---------------           ---              -------------             -------------
Thomas B. Selfridge                  -                   -              46,875/103,125                 $0/$0

W. Philip Woodward                 25,000                -                 132,000/0                $74,600/$0

Robert B. Farver                     -                   -                 46,500/0                  $5,720/$0

Profit Sharing 401(k) Plan

         The Company's Profit Sharing 401(k) Plan (the "401(k) Plan") is intended to be a qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under this plan, participating employees (including the Named Executive Officers) may contribute up to 15% of their compensation, but not exceeding the maximum amount allowed under applicable tax laws ($10,000 in 1998 and 1999). All employees of the Company with one year of service, unless covered by a collective bargaining agreement, are eligible to participate in the 401(k) Plan. The Company's Edna Valley Vineyard joint venture has a similar plan.

Employee Stock Purchase Plan

         Under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"), pursuant to Section 423 of the Code, all Company employees, with one year of service (including the Named Executive Officers) may contribute up to 10% of their compensation during each 27-month period of the Stock Purchase Plan. At the end of the period, the employee's contributions are invested in the Common Stock at 85% of the market price of said shares on the commencement or ending date of the offering period, whichever is lower. On January 20, 1998, the Board renewed the Stock Purchase Plan for the period February 1, 1998 through January 31, 2001.

Compensation Committee Report on Compensation of Executive Officers

         General. The Compensation Committee of the Board (the "Committee") administers the Company's executive compensation program. The Committee is composed entirely of directors who are not employees of the Company or a parent or subsidiary of the Company.

         The objective of the Company's executive compensation program is to develop and maintain executive reward programs which (i) contribute to the enhancement of shareholder value, (ii) are competitive with the pay practices of other industry-leading companies and (iii) attract, motivate and retain key executives who are critical to the long-term success of the Company. As discussed below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants under the Company's 1987 and 1997 Stock Option Plans (the "Stock Option Plans"). These elements are designed to operate on an integrated basis and together comprise total compensation value.

         The Committee reviews executive compensation in light of the Company's performance during the year. In reviewing the Company's performance during the 1999 fiscal year, the Committee considered a variety of factors. Consolidated sales increased by 17% for the year to the highest dollar level achieved in the Company's history. Net profits for the year were a record $4.0 million (net of the non-recurring settlement income of $2.6 million) as compared to $3.4 million for 1998, a net after-tax increase of 17.7%. In addition, the Committee considered the improvement in the Company's expense ratios, the success of the new Exchelon brand, the reduction and restructuring of the Company's credit facility, and progress toward the launch of a new wine brand later this year. In reviewing Company performance, the Committee considered these factors as a whole without assigning specific weights to particular factors.

         Base Salary. Base salary levels for the Company's executives are determined by the Committee based on factors such as individual performance (e.g., leadership, level of responsibility, management skills and industry activities), and Company performance (as discussed above). For 1999, base salaries for the Named Executive Officers, including that of the Chief Executive Officer, were established as above.

         Annual Cash Incentives. The annual cash incentive, typically paid as a bonus, is designed to provide a short-term (one-year) incentive. The Company does not adhere to any firmly established formulas for the award of annual cash incentives. Rather, incentive awards are based on the achievement of corporate and individual performance for the year, including subjective factors. The Summary Compensation Table shows annual cash incentives paid to the Named Executive Officers, including the Chief Executive Officer during the calendar year ending December 31, 1997 and the fiscal years ending March 31, 1998 and 1999.

         Stock Options. Stock options are designed to provide long-term incentives and rewards tied to the price of the Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock
options,   which  provide  value  to   participants   only
when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of options or shares of stock currently held by an executive is not a factor in determining individual grants, and the Committee has not established any target level of ownership of the Common Stock by its executives. However, retention of shares by executives is encouraged.

         The Company does not adhere to any firmly established formulas for the issuance of options. The Summary Compensation Table shows the options granted to the Named Executive Officers during the past three years, including the Chief Executive Officer. In determining the size of the grants to the Chief Executive Officer and the other Named Executive Officers, the Committee assessed relative levels of responsibility and the long-term incentive practices of other comparable companies.

         In accordance with the provisions of the Plans, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth and share value of the Common Stock.

         The foregoing report is given by the members of the Committee, namely:

                                 Cristina Banks
                               C. Richard Kramlich
                                Phillip M. Plant
                                Christophe Salin

Compensation Committee Interlocks And Insider Participation

         Compensation decisions are made by the Board on the recommendation of the Compensation Committee, whose current members are: Dr. Banks and Messrs. Kramlich, Plant and Salin. Mr. Salin is the President of DBR. The Company and DBR engaged in certain related transactions which are described in more detail below under the caption "Certain Relationships and Related Transactions."

Performance Graph

         The line graph below compares the cumulative total return to holders of the Common Stock in the period from April 1, 1994 to March 31, 1999, with the cumulative total return in the same period on (i) the Nasdaq Stock Market Index (U.S.) and (ii) a peer group index comprised of nine companies whose returns have been weighted based on market capitalization as of the beginning of each period for which a return is indicated: Beringer Wine Estates Holdings Inc., Brown-Forman Corporation, Robert Mondavi Corp., Canandaigua Brands, Inc., R.H. Phillips, Inc., Golden State Vintners, Ravenswood Winery, Inc., Scheid Vineyards and Willamette Valley Vineyards. We note that the peer group index was changed this year to more accurately reflect the performance of the Company in relation to other wineries. The "old" peer group index included Adolph Coors Company, Anheuser-Busch Companies, Inc. and Genesee Corporation. The Company has added Beringer Wine Estates Holdings, Inc., Golden State Vintners, Ravenswood Winery, Inc., Scheid Vineyards and Willamette Valley Vineyards. The graph assumes an investment of $100.00 on April 1, 1994 in the Company and in two comparison indices. "Total return," for purposes of the graph, assumes reinvestment of all dividends.

         The information contained in the performance graph shall not be deemed to be "soliciting materials" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any of the Company's existing shelf registrations or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                      AMOUNG THE CHALONE WINE GROUP, LTD.
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                     A NEW PEER GROUP AND AN OLD PEER GROUP

                                             Cumulative Total Return
                                     ---------------------------------------
                                     3/94   3/95   3/96  3/97   3/98   3/99

THE CHALONE WINE GROUP, LTD.         100    138    181   210    219    150
NEW PEER GROUP                       100    128    153   170    221    208
OLD PEER GROUP                       100    115    138   170    201    317
NASDAQ STOCK MARKET (U.S.)           100    111    151   168    254    342

* $100 INVESTED ON 3/31/94 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS
FISCAL YEAR ENDING MARCH 31.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Edna Valley Joint Venture. Mr. Niven, a director of the Company, is the President and a substantial shareholder of Paragon Vineyard Co., Inc. ("Paragon"), the Company's partner in the Edna Valley Joint Venture. In December 1996, the Company and Paragon entered into an agreement (the "Joint Venture Amendment") which amended and restated the terms of the Edna Valley Joint Venture. Under the terms of the Joint Venture Amendment, the Company is obligated to make substantial payments in order to maintain its 50% ownership interest in the Edna Valley Joint Venture and to extend its term indefinitely. Specifically, the Company previously paid Paragon $1,070,000 (the "Deposit") as a deposit toward future payments due for the foregoing purposes, and the sums of $1,590,000 and $1,406,667 (consisting of $1,050,000 in cash, and $356,667 by application of one-third of the Deposit) in 1996 and in January 1998, respectively. Its future obligations in respect of the foregoing rights require future payments of 1,406,667 (consisting of $1,050,000 in cash and $356,667 by application of one-third of the Deposit) on or before December 15, 1999 and $1,206,666 (consisting of $850,000 in cash and $356,667 by application of the balance of the Deposit) in 2001. In the year 2001, the Company will also have an option to purchase 50% of the "EDNA VALLEY" brand-name for $200,000. If the Company fails to make the foregoing payments, it may be removed as the managing joint venture partner in the Edna Valley Joint Venture. The Edna Valley Joint Venture's lease for the property on which the winery is located was also amended in December 1996 to include additional land necessary for expansion of the winery facilities. In addition to the foregoing payments by the Company to Paragon in respect of the Joint Venture Amendment and ground lease, in fiscal 1999 the Edna Valley Joint Venture made distributions to Paragon of approximately $406,000.

         Under the terms of a grape purchase agreement, Paragon sells fixed quantities of Chardonnay grapes to the Edna Valley Joint Venture at prices calculated by reference to the average prices paid for Chardonnay grapes in Napa County during the preceding year with certain adjustments depending on the grapes' sugar content. Paragon also supplies grapes to Carmenet. During 1999, the value of the grapes sold by Paragon to the Edna Valley Joint Venture and Carmenet pursuant to the foregoing contracts was approximately $3,093,000 and $84,000, respectively.

         On December 28, 1995, the Company loaned $500,000 to Paragon pursuant to a secured promissory note which provides for repayment principal and interest in the amount of $132,430.54 during 1997, and four (4) equal annual installments of $130,218.21 commencing on January 15, 1998. Paragon made each of the payments required in 1997-1999. The current balance on the note is $260,436.42. The note bears interest at the rate of 9-1/2% per annum on the unpaid principal balance, and is secured by a pledge of Paragon's interest in the Edna Valley Joint Venture.

         Les Domaines Barons de Rothschild. Certain directors-nominees have a relationship with DBR. Baron Eric de Rothschild and Mr. Salin are, respectively, the Managing Partner and President of DBR, and Mr. Istel is a director of certain affiliates of DBR.

         Pursuant to DBR's investment in the Company, the Company receives an allocation of the wines of DBR, including the wines of Chateau Lafite-Rothschild and Duhart-Milon. In fiscal 1999, the Company paid approximately $2,449,829 to DBR, of which approximately $1,301,468 represents payments for wine purchases during the fiscal year, and approximately $1,148,361 represents deposits for wine which will be delivered in future years (often referred to as wine "futures").

         Other

         As of May 15, 1998, the Company entered into an indemnification agreement with Francois P. Muse the Company's Chief Financial Officer, eliminating certain potential liabilities arising from his service to the Company as Trustee of certain employment benefit plans, namely The Chalone Wine Group, Ltd. Qualified Retirement Plan and the Edna Valley Vineyard Profit Sharing 401(k) Plan.

         Effective June 30, 1998, William L. Hamilton resigned his positions as a director and as the Chief Financial Officer of the Company. At that time, he was indebted to the Company in the total amount of $65,000 pursuant to two notes in the principal amounts of $27,500 and $37,500, respectively. The first of these notes has been repaid in full. The second is for a two-year term and remains outstanding. Both loans were made to Mr. Hamilton in connection with the exercise of certain stock options. As of May 15, 1998, the Company made an additional loan to Mr. Hamilton in the principal amount of $942,000, also in connection with the exercise of certain stock options. This loan bears interest at 7% per annum. The principal amount of the "new" loan ($942,000) was repaid on May 28, 1999, and all interest thereon was waived by the Company. The Company also entered into a consulting agreement with Mr. Hamilton pursuant to which he received his full salary through June 1998, followed by payments of $10,000 monthly, for the months of July 1998 through May 1999.

         During February 1999, Larry M. Brooks, Executive Vice President, Winegrowing, gave notice to the Company of his intent to resign his employment. On March 15, 1999, the Company and Mr. Brooks entered into a severance agreement providing for termination of Mr. Brooks' employment status, reimbursements for a period of six months of the premium payments to continue as a member of the Company's group health insurance and, in consideration for Mr. Brooks' agreement not to accept employment with another winery during the same period, an exclusive consulting relationship providing for payment of his current salary for three months, plus a lump-sum payment equal to an additional three months' salary at the end of the consulting relationship.

         In the judgment of the Company, all material transactions between the Company and its directors, officers and principal shareholders, and their affiliates, have been made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company's executive officers, directors and greater-than-ten-percent beneficial owners are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

         Based on review of copies of filings received by it and upon written representations from certain reporting persons, the Company has determined that the certain Section 16 reports were not timely filed by the following persons due to clerical errors: Dr. Banks did not timely file one Form 3 and one Form 4, and Larry M. Brooks, Robert B. Farver and W. Philip Woodward each failed to timely file one Form 3. In each of the foregoing cases, the forms were filed upon the discovery of the error.


          APPROVAL OF THE INDEMNIFICATION AGREEMENT (EXHIBIT A HERETO)
                   BY AND AMONG THE COMPANY AND CERTAIN AGENTS
                               (Proxy Item No. 2)

California Law

         The California General Corporation Law permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of directors or officers of the corporation for monetary damages for breach of duty to the corporation, provided that such liability does not limit or eliminate the liability of directors or arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). California law also permits a corporation to include a provision in its articles of incorporation allowing the corporation to include in its bylaws and in agreements between the corporation and agents provisions expanding the scope of indemnification beyond that specifically provided under California law.


Relevant Provisions of the Company's Articles of Incorporation and Bylaws

         The Company's Amended and Restated Articles of Incorporation, as further amended on June 6, 1998 (the "Articles"), and Bylaws, expand the scope of its indemnification of directors for monetary damages to the fullest extent permitted by California law, and authorize it to indemnify such agents for
breach  of  duty  to  the  Company  or  its   shareholders   in  excess  of  the
indemnification permitted by the Law through provisions in its Bylaws, agreements, insurance, or otherwise. Attached hereto as Exhibits B and C are copies of Article FIFTH of the Company's Articles and Section 5.8 of the Company's Bylaws, which implement the Company's indemnification provisions and authorize expanded indemnification.

         In order to provide full protection, the Board has determined that it is advisable to implement indemnification agreements substantially in the form attached hereto as Exhibit A with the Company's directors, officers and certain other agents, and has authorized and directed the Company to enter into such agreements upon approval of the shareholders. The Board believes indemnification agreements will serve the best interests of this Company and its shareholders by strengthening the Company's ability to attract and retain the services of knowledgeable and experienced persons to serve it as directors, officers and in other agency capacities.


Other Protection

         The Company is subject to the California General Corporation Law (the "Law"), which provides a detailed statutory framework covering indemnification of any director, officer, employee or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of the Company. The Law provides that indemnification against expenses actually and reasonably incurred in connection with any such proceeding shall be made to any such person who has been successful "on the merits" in the defense of any such proceeding but does not require indemnification in any other circumstance. Additionally, the Law provides that a corporation may indemnify any agent of the corporation, including directors and officers, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding by reason of the person's services on behalf of the corporation, provided the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. The Law further provides that in derivative suits (i.e., actions brought in the right of the corporation) the corporation may indemnify persons against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

         The Law permits a corporation to advance expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon receipt of an undertaking from or on behalf of the person to repay that amount if it is later determined that such person is not entitled to be indemnified. The Law further provides that the indemnification provided therein is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The Law further authorizes a corporation to procure insurance on behalf of its agents, even if a corporation would not otherwise have the power under applicable law to indemnify the agent for such liabilities.

         The Articles and Bylaws of the Company implement the applicable statutory framework and provide for indemnification of agents to the fullest extent under the Law. By amendment filed June 6, 1998, the Compan's Articles authorize it to indemnify its agents for breach of duty to the Company or its shareholders in excess of the indemnification permitted by the Law through provisions in its Bylaws, agreements, insurance, or otherwise.


Directors' and Officers' Liability Insurance

         The Company presently maintains a policy of directors' and officers' liability insurance. There is no assurance that such coverage will continue to be available with such breadth of coverage as the Company deems advisable and at reasonable expense. Accordingly, the Board believes that it serves the Company's interest to supplement any coverage the Company may maintain in the future by agreement.


Summary of the Indemnification Agreement

         The proposed Indemnification Agreement (the "Agreement") attempts to provide to the Company's current and future directors, and such current and future officers and other agents of the Company as the Board may designate, the maximum indemnification allowed under applicable law and under the Company's Articles. The Agreement provides indemnification which expands the scope of indemnification provided by Section 317 of the Law. It has not yet been determined, however, to what extent the indemnification expressly permitted by the Law may be expanded, and therefore the validity and scope of any indemnification provided by the Agreement, to the extent it exceeds the indemnification expressly authorized by the Law, is subject to future judicial interpretation.

         Any award of indemnification to an agent would come directly from the assets of the Company, thereby affecting a shareholder's investment. It should be noted that if the Agreement is approved by the shareholders, it will by its terms apply to conduct of the Company's agents occurring prior to the effective date of individual indemnification agreements with such agents.

         The Agreement sets forth a number of procedural and substantive matters which are not addressed or are addressed in less detail in the Law, including the following:

         1. The Agreement establishes a presumption that the indemnified party has met the applicable standard of conduct required for indemnification. The Law requires a finding in each specific case by the disinterested members of the Board, independent legal counsel, the shareholders or a court of competent jurisdiction, that the applicable standard of conduct has been met.

         2. The Agreement provides that litigation expenses shall be advanced to an indemnified person at the person's request provided that the person undertakes to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification. The Law provides that such expenses may be advanced after receipt of such an undertaking upon authorization by the Board.

         3. The Agreement provides that in a derivative suit the agent will be entitled to indemnification against amounts paid in settlement, to the fullest extent permitted by law, where the agent meets the applicable standard of conduct. As noted above, indemnification of any such amount would be paid out of the Company's funds. The Law does not provide for such indemnification without court approval. The enforceability of the provisions in the Agreement providing for settlement payments in derivative suits has not been judicially interpreted by the courts and may be subject to public policy limitations. The Board has not sought a legal opinion as to the enforceability of these provisions because of the lack of judicial interpretation of the Law to date.

         4. In the event the Company does not pay a requested indemnification amount, the Agreement allows the agent to contest this determination by petitioning a court to make an independent determination of whether the agent is entitled to indemnification under the Agreement. In the event of such a contest, the burden of proving that the agent did not meet the applicable standard of conduct will be on the Company. If the Company fails to establish that the applicable standard of conduct has not been met, the agent will be entitled to indemnification, which will include reimbursement for expenses incurred by the agent in such contest in establishing the right to indemnification. The Law does not set forth any procedure for contesting a corporation's determination of an agent's right to indemnification or establish which party bears the burden of proof with respect to a challenge to such a determination.

         5. The Agreement provides for partial indemnification of costs and expenses in the event that an agent is not entitled to full indemnification under the terms of the Agreement. The Law does not specifically provide for partial indemnification. It does, however, provide that to the extent that an agent has been successful on the merits, the agent shall be entitled to indemnification.

         6. The Agreement automatically incorporates future changes in the laws which increase the protection available to an agent. Future changes will apply to the Company without further shareholder approval and may further impair shareholders' rights or subject the Company's assets to risk of loss in the event of large indemnification claims. Each Agreement shall constitute a binding, legal obligation of the Company, and may not be amended without the consent of the individual who is protected by such Agreement.

         The proposed Agreement, if approved, together with the limitation on the directors' liability and the indemnification provided by the Company's Articles and Bylaw provisions, would reduce significantly the number of instances in which directors might be held liable to the Company for monetary damages for breach of their duties to the Company. For this reason, it should be noted that the current directors of the Company have a direct personal interest in the approval of this Proxy Item No. 2.


    THE FOREGOING DISCUSSION OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FORM OF INDEMNIFICATION AGREEMENT ATTACHED TO THIS PROXY
        STATEMENT AS EXHIBIT A, WHICH YOU ARE URGED TO READ AND CONSIDER.


Certain Proceedings

         The Company is not aware of any material pending or threatened legal proceedings against any of its directors or officers which may result in a claim for indemnification. [Campbell accusations?]


Indemnification for Liabilities Under the Securities Act of 1933

         The Securities and Exchange Commission has expressed its opinion that indemnification of directors, officers or controlling persons of a corporation against liabilities arising under the Securities Act of 1933, as amended (the "Act"), is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer of control person of the Company in the successful defense of any such action, suit or proceeding) is asserted by a director, officer or control person in connection with securities which have been registered under the Act, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.


Vote Required to Approve the Indemnification Agreement

         Section 310 of the California General Corporation Law provides that no contract between a corporation and one or more of its directors is either void or voidable because such director or directors are parties to such contract if the material facts as to the transaction and as to such directors' interests are disclosed or known to the shareholders, and such contract is approved by the affirmative vote of a majority of the shares voting at the meeting, with the shares owned by the interested directors not entitled to vote thereon; or the contract has been approved by a disinterested majority of the board of directors. If the contract has not been so approved, the contract is void or voidable unless the person asserting the validity of the contract sustains the burden of proving that the contract was just and reasonable to the corporation at the time it was authorized.

         Although the Company believes the form of the Agreement is just and reasonable to the Company, and that shareholder approval may not therefore be required to validate the Agreement, the Company believes it is appropriate to submit the Agreement to the shareholders for their consideration. If the Agreement is approved by the shareholders, it will not be void or voidable, and the Company's shareholders may not later assert a claim that such Agreement is invalid due to improper authorization; however, the shareholders may challenge the validity of the Agreement on other grounds. If this Proxy Item No. 2 is not approved by the shareholders, the Company may reconsider the implementation of such agreements. Whether or not the shareholders approve the Agreement, the Board may in the future approve other forms of indemnification agreements which may or may not be submitted to the shareholders for approval. If such agreements were implemented in the absence of shareholder approval, the invalidity of such agreements could thereafter be asserted by any shareholder. In such an instance, the persons asserting the validity of the agreements bears the burden of proving they were just and reasonable to the Company at the time they were authorized.

         Approval of the Agreement will require the affirmative vote of a majority of the Common Stock voting in person and by proxy at the Meeting, provided, that the number of affirmative votes equals at least a majority of the shares constituting the required quorum. Abstentions will be counted for purposes of determining the number of shares entitled to vote on the proposal and will have the effect of a vote against the proposal. Although broker non-votes with respect to this proposal will be counted to determine the presence or absence of a quorum, broker non-votes with respect to this proposal, if any, will not be counted in determining the number of shares entitled to vote on this proposal.


     THE BOARD OF DIRECTORS HAS APPROVED THE AGREEMENT AND RECOMMENDS A VOTE
                "FOR" APPROVAL OF THE INDEMNIFICATION AGREEMENT



                  RATIFICATION OF APPOINTMENT OF THE COMPANY'S
                          CERTIFIED PUBLIC ACCOUNTANTS
                               (Proxy Item No. 3)

         The Board has reappointed Deloitte & Touche, LLP as the Company's independent certified public accountants for the fiscal year ended March 31, 2000 subject to ratification by the shareholders at the Meeting. Deloitte & Touche and its constituent predecessor, Touche Ross & Co., have been the Company's certified public accountants since 1986. Representatives of Deloitte & Touche are expected to be in attendance at the Annual Meeting, with the opportunity to make a statement, and to be available to answer shareholders' questions.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND APPOINTMENT
     OF DELOITTE & TOUCHE LLP AS THE COMPANY'S CERTIFIED PUBLIC ACCOUNTANTS.


                                  OTHER MATTERS

         The Company does not know of any matter other than those discussed in the foregoing materials contemplated for action at the Meeting. Should any other matter be properly brought before the Meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board. Discretionary authority for them to do so is contained in the proxy.

                              FINANCIAL STATEMENTS

         Shareholders should refer to the Consolidated Financial Statements and Supplemental Data, Management's Discussion and Analysis, and Selected Financial Data set forth in the Company's Annual Report on Form 10-K, which was previously filed with the Securities and Exchange Commission and furnished to shareholders.

                            SUBMISSION OF SHAREHOLDER
                        PROPOSALS FOR 2000 ANNUAL MEETING

         Any proposal which a shareholder wishes to have presented at the 2000 Annual Meeting and included in the Company's proxy statement for that meeting must be received by the Company, at its principal executive office, 621 Airpark Road, Napa, California 94558-6272, no later than May 31, 2000. Proposals should be addressed to the attention of the Chief Financial Officer of the Company. In order to avoid controversy as to the date on which a proposal was received by the Company, it is suggested that any shareholder who wishes to submit a proposal submit such proposal by certified mail, return receipt requested.

         The Bylaws of the Company provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting of shareholders, the shareholder must provide advance notice of such proposal or nomination. Specifically, the shareholder must give written notice to the Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting. The notice must contain specified information about the proposed business or each nominee and about the shareholder making the proposal or nomination. In the event that less than seventy (70) days' prior notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting date was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.



                                             By Order of the Board of Directors,


                                                          /s/ W. Philip Woodward


                                                              W. Philip Woodward
                                                           Chairman of the Board

Napa, California

                                    EXHIBIT A

                          THE CHALONE WINE GROUP, LTD.
                            INDEMNIFICATION AGREEMENT

         This Indemnification Agreement ( "Agreement") is made and entered into as of September __, 1999, by and between The Chalone Wine Group, Ltd., a California corporation ("Company"), and ____________ ("Agent").

                                    RECITALS

         1. The Company and Agent recognize that the general trend toward increasing corporate litigation in recent years subjects its directors, officers, employees and consultants to potentially expensive litigation which may or may not be covered now or in the future by the Company's directors' and officers' liability insurance policy;

         2. The Board of Directors (the "Board") has considered the scope of protection from litigation risks offered to directors and officers in enterprises considered comparable to the Company, and concluded that the Company's current policies in respect of such risks are not adequate under the circumstances;

         3. The Board is concerned that Agent and other agents of the Company may be unwilling to continue serving the Company in such capacities without additional protection; and

         4. The Board believes it is in the best interests of the Company to preserve its ability to attract and retain the services of highly qualified individuals to serve as directors and officers and otherwise as agents of the Company, and to provide them with the maximum protection permitted by law.

         The Company and Agent hereby agree as follows:

         1.       Indemnification.

                  (a) Proceedings Other Than By Right of the Company. The Company shall indemnify Agent if Agent was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding other than a proceeding by or in the right of the Company to procure judgment in its favor by reason of the fact that Agent was or is a director, officer, employee or consultant of the Company or was or is otherwise serving in a similar capacity at the pleasure of the Company, whether civil, criminal, administrative or investigative, against expenses (including attorneys' fees), liabilities, losses, judgments, fines, certain settlements and other amounts actually and reasonably incurred by Agent in connection with such action, suit or proceeding, if Agent acted in good faith and in a manner Agent reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Agent's conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Agent did not act in good faith and in a manner which Agent reasonably believed to be in the best interests of the Company, or, with respect to any criminal action or proceeding, had reasonable cause to believe that Agent's conduct was unlawful.

                  (b) Proceedings By or in the Right of the Company. The Company
shall indemnify Agent if Agent was or is a party or is threatened to be made a party to any threatened, pending or completed action, by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Agent is or was a director, officer, employee or consultant of the Company or was or is otherwise serving in a similar capacity at the pleasure of the Company, by reason of any action or inaction on the part of Agent while an Agent, against expenses (including attorneys' fees), liabilities, losses, judgments, fines, certain settlements and other amounts actually and reasonably incurred by Agent in connection with the defense or settlement of such action, suit or proceeding, if Agent acted in good faith and in a manner Agent reasonably believed to be in the best interests of the Company and its shareholders, except that no indemnification shall be made under this subparagraph (b) in respect of any of the following:

                           (i) any  matter  as to which  Agent  shall  have been
adjudged to be liable to the Company in the performance of Agent's duties to the Company and its shareholders unless and only to the extent that the court in which such action or proceeding is or was pending shall determine that, in view of all the circumstances of the case, Agent is fairly and reasonably entitled to indemnity for expenses and then only to the extent such court shall determine; or

                                     -EA-1-

                           (ii) amounts paid, or expenses incurred,  in settling
or otherwise disposing of a pending action without court approval.

                  (c) Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement, to the extent Agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1(a) or 1(b) hereof or the defense of any claim, issue or matter therein, Agent shall be indemnified against all expense, liability or loss (including attorneys' fees) actually and reasonably incurred by Agent in connection therewith.

                  (d) Construction of "Company". As used in this Agreement, Company means The Chalone Wine Group, Ltd., and its consolidated subsidiaries, and any constituent enterprise(s) absorbed in a consolidation or merger to which The Chalone Wine Group, Ltd. was or is a party which, if its separate existence had continued, would have had the power and authority to indemnify its agents.

         2.       Expense Advances; Indemnification Procedure.

                  (a) Advancement of Expenses. Except as otherwise set forth herein, the Company shall advance expenses (including attorney's fees), costs and charges incurred by Agent in defending any action covered under Section 1 hereof or incurred in an action brought by Agent to interpret or enforce this Agreement, upon receipt of a written undertaking by or on behalf of Agent to repay such amounts if it shall ultimately be determined that Agent is not entitled to be indemnified therefor by the Company. Expense advances referred to in this Section 2(a) do not include amounts actually paid in settlement of any action or proceeding. Agent acknowledges and agrees that this Section 2(a) provides for the advancement of expenses only, and that indemnification for amounts paid in settlement of any action or proceeding is governed by Section 1 hereof.

                  (b) Determination of Right to Indemnification. Any indemnification under Section 1 hereto (unless ordered by a court) shall be made by the Company only if authorized in the specific case upon a determination that indemnification of Agent is proper under the circumstances because Agent has met the applicable standard of conduct set forth above, by any of the following:

                  (i) the Board (or by an executive committee thereof) by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding;

                  (ii) if such a quorum is not obtainable, or, if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion rendered to the Company;

                  (iii) approval of the shareholders by the affirmative vote of a majority of the shares entitled to vote thereon represented at a duly held meeting at which a quorum is present or by the written consent of shareholders as provided in the Company's Bylaws, with the shares owned by Agent not being entitled to vote thereon; or

                  (iv) the court in which such proceeding is or was pending upon application made by the Company or Agent or the attorney or other person rendering service in connection with the defense, whether or not such application by Agent, the attorney or the other person is opposed by the Company.

                  If independent legal counsel is utilized to make such determination, the Company and Agent hereby agree to abide by the decision of the independent legal counsel. The Company agrees to pay the reasonable fees of the independent legal counsel referred to above and to indemnify fully such counsel against any and all expense, liability or loss (including attorneys' fees) arising out of or relating to this Agreement.

                  (c) Selection of Counsel. The Company shall be entitled to assume the defense of any proceeding for which it has received notice of a potential claim for indemnification, upon the delivery to Agent of written notice of its election so to do. After delivery of such notice, and the retention of counsel by the Company, the Company will not be liable to Agent under this Agreement for any fees of separate counsel subsequently incurred by Agent with respect to the same proceeding, provided that (i) Agent shall have the right to employ his separate counsel in any such proceeding at Agent's expense; and (ii) if (A) the employment of separate counsel by Agent has been previously authorized by the Company, (B) Agent shall have reasonably concluded that there may be a conflict of interest between the Company and Agent in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Agent's separate counsel shall be the obligations of the Company.

                                     -EA-2-

                  (d) Notice/Cooperation by Agent. Agent shall, as a condition precedent to its right to be indemnified under this Agreement, or Agent's right to receive expense advances hereunder, give the Company notice in writing as soon as practicable of any claim made against Agent for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Agent). Notice shall be deemed received as provided in
Section 11 hereof. In addition, Agent shall give the Company such information and cooperation as it may reasonably require and as shall be within Agent's power. So long as the Company shall not be prejudiced thereby, the failure to notify the Company under this Section 2(c) shall not affect the Company's obligation to indemnify Agent under this Agreement.

                  (e) Procedure. Any indemnification provided for in Section 1 hereof, under any statute, or under any provision of the Company's Articles of Incorporation or Bylaws providing for indemnification, shall be made no later than ninety (90) days after receipt of the written request of Agent, provided that such request is made after final adjudication, dismissal, or settlement unless an appeal shall be filed, in which case the request for indemnification hereunder shall be made after the appeal is resolved (hereinafter referred to as the "Final Disposition"). If such indemnification is not paid in full by the Company within ninety (90) days after Final Disposition and a written request for payment thereof has first been received by the Company, Agent may, but need not bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 2 hereof, Agent shall also be entitled to be paid for the expenses (including attorneys' fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action or proceeding in advance of its Final Disposition) that Agent has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Agent for the amount claimed, but the burden of proving such defense shall be on the Company, and Agent shall be entitled to receive expense advances pursuant to Subsection 2(a) hereof unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties' intention that if the Company contests Agent's right to indemnification, the question of Agent's right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board, any committee or subgroup of the Board, independent legal counsel or the Company's shareholders) to have made a determination that indemnification of Agent is proper in the circumstances because Agent has met the applicable standard of conduct required by applicable law, nor an actual determination by such persons that Agent has not met such applicable standard of conduct, shall create a presumption that Agent has or has not met the applicable standard of conduct.

                  (f) Notice to Insurers. If, at the time of the receipt of a notice of a claim, the Company has directors' and officers' liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies and, thereafter, use commercially reasonable efforts to cause such insurers to pay, on behalf of Agent, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

         4.       Additional Indemnification Rights; Non-Exclusivity.

                  (a) Application. The provisions of this Agreement shall be deemed applicable to all actual or alleged actions or omissions by Agent during any and all periods of time that Agent was, is, or shall be serving as a director, officer, employee, consultant or agent of the Company or in a similar capacity at the pleasure of the Company.

                  (b) Scope. The Company hereby agrees to indemnify Agent to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by this Agreement, the Company's Articles of Incorporation, Bylaws, or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a California corporation to indemnify a member of its board of directors or an officer, employee, consultant or agent, such changes shall be automatically within the purview of Agent's rights and the Company's obligations under this Agreement, without any action being required to be taken by any person. In the event of any change in any applicable law, statute or rule which narrows the right of a California corporation to indemnify an Agent, such changes, to the extent not otherwise mandated by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

                  (c) Non-Exclusivity. The indemnification provided for in this Agreement shall not be deemed exclusive of any rights to which Agent may be entitled under the Company's Articles of Incorporation, Bylaws, any agreement, any vote of shareholders or disinterested directors, the California General Corporation Law,

                                     -EA-3-
or otherwise, both as to action taken or not taken in Agent's official capacity and as to action taken or not taken in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Agent for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding.

         5. Partial Indemnification. If Agent is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Agent for the portion of such expenses, judgment, fines or penalties to which Agent is entitled.

         6. Directors' and Officers' Liability Insurance. The Company may, but shall not be obligated to, purchase and maintain a policy or policies of insurance on behalf of any person who was or is an agent of the Company, (i) against any liability asserted against such person and incurred by him or her in any capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Agreement, or (ii) to ensure the Company's performance of its obligations hereunder.

         7. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. If the application of any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; (b) the affected provision shall be reformed without further action by the parties to make such provisions valid and enforceable; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable, with a view toward requiring the Company to indemnify Agent to the fullest extent permissible by law.

         8. Exclusions. The Company shall not be obligated pursuant to the terms of this Agreement to provide indemnification for any of the following:

                  (a) Acts, omissions or transactions from which an Agent may not be relieved of liability under the California General Corporation Law; provided, however, that notwithstanding any limitation set forth in this Section 8(a), Agent shall be entitled to receive expense advances with respect to any such claim unless and until a court having jurisdiction over the claim shall have reached a Final Disposition which finds that Agent has engaged in acts, omissions or transactions for which Agent is prohibited from receiving indemnification under applicable law.

                  (b) Proceedings or claims initiated or brought voluntarily by Agent and not by way of defense, counterclaim or crossclaim, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company's Articles of Incorporation, Bylaws, statute or law, (ii) in specific cases if the Board deems its appropriate; or (iii) as otherwise required under Section 317 of the California General Corporation Law;

                  (c) Expenses incurred by the Agent with respect to any proceeding instituted by Agent to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Agent in such proceeding was not made in good faith or was frivolous;

                  (d) Expenses or liabilities of any type whatsoever which have been paid directly to Agent by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Company; or

                  (e) Expenses or the payment of profits arising from the purchase and sale by the Agent of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any similar successor statute.

         9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

         10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and legal and personal representatives. This Agreement shall continue in effect regardless of whether Agent continues to serve as an Agent or fiduciary (as applicable) of the Company.

                                     -EA-4-

         11. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the addressee on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

         12. Choice of Law and Consent to Jurisdiction. This Agreement shall be governed by, and its provisions construed in, accordance with the laws of the State of California as applied to contracts between California residents entered into and to be performed entirely within California. The Company and Agent each hereby irrevocably consent to the jurisdiction of the courts of the State of California for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of California.

         13. Consideration. Part of the consideration the Company is receiving from Agent to enter into this Agreement is Agent's agreement to serve or to continue to serve, as applicable, as an Agent of the Company. Nothing in this Agreement shall preclude Agent from resigning as an Agent of the Company, or the Company, by action of its shareholders, Board or officers, as the case may be, from terminating Agent's services as an Agent with or without cause.

         14. Waiver. A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

         The parties hereto have executed or caused this Agreement to be executed as of the date first above written.

The Chalone Wine Group, Ltd.             Indemnitee:
621 Airpark Road
Napa, CA 94558
                                         ____________________________________

By:      ____________________________
         _______________                 Relationship to the Company:
Its:     _______________                 _______________________


By:      ____________________________    Address:
         _______________
Its:     _______________


                                     -EA-5-

                                              EXHIBIT B

                                   ARTICLE FIFTH OF THE COMPANY'S
                                      ARTICLES OF INCORPORATION



                  "FIFTH. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent possible under California law. The Corporation is authorized to indemnify its agents as defined in California Corporations Code Section 317 for breach of duty to the Corporation or its stockholders in excess of the indemnification expressly permitted by said Section 317, to the fullest extent permissible under California law. Such excess indemnification may be provided through bylaw provisions, agreements with agents, provision of insurance, or otherwise."

                                     -EB-1-

                                              EXHIBIT C

                                    SECTION 5.8 OF THE COMPANY'S
                                               BYLAWS



                  "Section 5.8 Indemnification of Corporate Agents. The corporation will indemnify each of its agents against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by such person by reason of such person's having been made or having been threatened to be made a party to a proceeding to the fullest extent permissible by the provisions of Section 317 of the California General Corporation Law, and the corporation will advance the expenses reasonably expected to be incurred by such agent in defending any such proceeding upon receipt of the undertaking required by subdivision (f) of such Section. The terms "agent", "proceeding" and "expenses" used in this Section 5.8 shall have the same meaning as such terms in said Section 317.

                  The corporation may purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against, or incurred by, the agent in such capacity or arising out of the agent's status as such, whether or not the corporation would have the power to indemnify the agent against that liability under the provisions of Section 317 of the California General Corporation Law."

                                     -EC-1-